Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-232753 and 333-207105 on Form S-8 and Nos. 333-229002 and 333-207106 on Form S-3 of our report dated March 15, 2021, relating to the consolidated financial statements of AgroFresh Solutions, Inc. appearing in this Annual Report on Form 10-K of for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 15, 2021